Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

IWATT INC.

ARTICLE I

The name of this corporation is iWatt Inc. (the “Corporation”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Four Hundred Fifty-Eight Million Four Hundred Fifty-Five Thousand One Hundred Fifty-Eight (458,455,158), each with a par value of $0.00001 per share. Two Hundred Sixty-Three Million (263,000,000) shares shall be Common Stock and One Hundred Ninety-Five Million Four Hundred Fifty-Five Thousand One Hundred Fifty-Eight (195,455,158) shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation (the “Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of Fourteen Million One Hundred Twenty Six Thousand Eight Hundred Thirty-One (14,126,831) shares and shall be designated “Series A Preferred Stock”. The second series of Preferred Stock shall consist of Twenty-Five Million Four Hundred Ninety Eight Thousand Five Hundred Ninety Six (25,498,596) shares and shall be designated “Series B Preferred Stock”. The third series of Preferred Stock shall consist of Fifty Nine Million Two Hundred Twelve Thousand One Hundred Eighteen (59,212,118) shares and shall be designated “Series C Preferred Stock”. The fourth series of Preferred Stock shall consist of Thirty-Seven Million Six Hundred Seventeen Thousand Six Hundred Thirteen (37,617,613) shares and shall be designated “Series D Preferred Stock”. The fifth series of Preferred Stock shall consist of Fifty-Nine Million (59,000,000) shares and shall be designated “Series E Preferred Stock”. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to receive dividends on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.0591 per share per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividend, combination, split, recapitalization and the like with respect to such shares after the filing date of this Certificate (each and any such event, an “Adjustment Event”)), (b) $0.0456 per share per annum on each outstanding share of Series B Preferred Stock (as adjusted for any Adjustment Event), (c) $0.0376 per share per annum on each outstanding share of Series C Preferred Stock (as adjusted for any Adjustment Event) (d) $0.0400 per share per annum on each outstanding share of Series D Preferred Stock (as adjusted for any Adjustment Event), and (e) $0.0315 per share per annum on each outstanding share of Series E Preferred Stock (as adjusted for any Adjustment Event), payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(b) In the event dividends are paid on any shares of Common Stock (other than dividends paid solely in common stock), the Corporation shall pay an additional dividend on all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

2. Liquidation.

(a) Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock by reason of their ownership thereof, $0.3936 per share for each share of Series E Preferred Stock held by them (as adjusted for any Adjustment Event), plus all declared but unpaid dividends (the “Series E Preference Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full Series E Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the number of shares of Series E Preferred Stock held by each.

(ii) After payment in full to holders of the Series E Preferred Stock of the entire Series E Preference Amount, if there are still assets and funds available for distribution, then the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock by reason of their ownership thereof, $0.5005 per share for each share of Series D Preferred Stock held by them (as adjusted for any Adjustment Event), plus all declared but unpaid dividends (the “Series D Preference Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full Series D Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the number of shares of Series D Preferred Stock held by each.

(iii) After payment in full to holders of the Series E Preferred Stock of the entire Series E Preference Amount and to holders of the Series D Preferred Stock of the entire Series D Preference Amount, if there are still assets and funds available for distribution, then the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock by reason of their ownership thereof, $0.4698 per share for each share of Series C Preferred Stock held by them (as adjusted for any Adjustment Event), plus all declared but unpaid dividends (the “Series C Preference Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by each.

(iv) After payment in full to holders of the Series E Preferred Stock of the entire Series E Preference Amount, to holders of the Series D Preferred Stock of the entire Series D Preference Amount and to holders of the Series C Preferred Stock of the entire Series C Preference Amount, if there are still assets and funds available for distribution, then the holders of Series A Preferred Stock and holders of the Series B Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (A) $0.7384 per share for each share of Series A Preferred Stock then held by them (as adjusted for any Adjustment Event) and (B) $0.5696 per share for each share of Series B Preferred Stock then held by them (as adjusted for any Adjustment Event), plus all declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Remaining Assets. Upon the completion of the distributions required by Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Common Stock, pro rata based on the number of shares of Common Stock held by each (as if conversion in full of all such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock into Common Stock had occurred).

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur (A) if the Corporation shall sell, convey, or otherwise dispose of all or substantially all of its assets, property or business, (B) if the Corporation shall merge with or into or consolidate with or be acquired by or enter a reorganization transaction with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) or (C) upon any other transaction or series of related transactions, as a result of which the stockholders of the Corporation immediately prior to the transaction or series of related transactions retain, as a result of shares in the Corporation held by such stockholders prior to such transaction remaining outstanding or being converted into shares of the surviving entity, less than 50% of the voting power of the surviving corporation immediately following the transaction or series of related transactions (any such transaction including a liquidation, dissolution or winding up of the Corporation, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: a merger effected exclusively for the purpose of changing the domicile of the Corporation, the issuance of shares of capital stock in an equity financing for the purpose of raising operating capital, or a transaction in which the stockholders of the Corporation immediately prior to the transaction retain, as a result of shares in the Corporation held by such stockholders prior to such transaction, more than 50% of the voting power of the surviving corporation following the transaction. In the event of any Liquidation Transaction, the consideration received by the Corporation or by the stockholders of the Corporation will be allocated to and among the respective series and classes of capital stock of the Corporation in a manner consistent with Sections 2(a) and 2(b) above.

(ii) Valuation of Consideration. In the event of a Liquidation Transaction as defined in Section 2(c)(i) above, if all or any portion of the consideration received in the transaction by the Corporation or the stockholders of the Corporation is other than cash, its value will be deemed to be its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the average closing prices of the securities on such exchange for the ten (10) trading days prior to such valuation;

(2) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the average closing prices of the securities on such over-the-counter market for the ten (10) trading days prior to such valuation; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value otherwise determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any such impending Liquidation Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.7384 in the case of the Series A Preferred Stock, (ii) $0.5696 in the case of the Series B Preferred Stock, (iii) $0.4698 in the case of the Series C Preferred Stock, (iv) $0.5005 in the case of the Series D Preferred Stock, and (v) $0.3936 in the case of the Series E Preferred Stock, by the respective Conversion Price applicable to shares of such series of Preferred Stock, determined as hereafter provided, as in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $0.6418. The initial Conversion Price per share of Series B Preferred Stock shall be $0.5696. The initial Conversion Price per share of Series C Preferred Stock shall be $0.4698. The initial Conversion Price per share of Series D Preferred Stock shall be $0.5005. The initial Conversion Price per share of Series E Preferred Stock shall be $0.3936. The initial Conversion Price of each such series of Preferred Stock shall be subject to adjustment as set forth in Section 4(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into shares of Common Stock based upon the Conversion Price at the time in effect for shares of the respective series of Preferred Stock immediately upon the earlier of (i) the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of not less than $30,000,000 (net of underwriting discounts and commissions) (a “Qualified Public Offering”) or (ii) the date specified by the vote or written consent of the holders of at least 60% of the then outstanding shares of Preferred Stock, voting or acting together as a single class.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notwithstanding the foregoing, upon any automatic conversion pursuant to Article IV Section (B)4(b), conversion shall occur automatically, without regard to whether the holder surrenders the certificate or certificates representing shares of Preferred Stock; provided however that the Corporation shall not be obligated to issue certificates evidencing the Common Stock into which such Preferred Stock has converted until such time as the holder has surrendered the certificate or certificates representing such Preferred Stock, duly endorsed, or an affidavit of loss or destruction reasonably acceptable to the Corporation.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation shall issue or be deemed to have issued, at any time after the date upon which any shares of Series E Preferred Stock are first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the respective Conversion Price for one or more of the series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price for each such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Prices are adjusted pursuant to this Section (4)(d)(i), the new Conversion Prices shall be determined by multiplying the Conversion Prices in effect immediately prior to the issuance (or deemed issuance) of Additional Stock by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance of Additional Stock would purchase at the Conversion Price in effect immediately prior to such issuance; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock issued or deemed to have been issued. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than:

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation or any of its subsidiaries directly or pursuant to a stock option plan, restricted stock plan or other agreement approved by at least 66 2/3% of the members of the Board of Directors of the Corporation;

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions the purpose of which is not to raise capital, in each case approved by at least 66 2/3% of the members of the Board of Directors of the Corporation;

(4) Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the date of this Certificate;

(5) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by at least 66 2/3% of the members of the Board of Directors of the Corporation;

(6) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

(7) Shares of Common Stock issued or issuable in a Qualified Public Offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(8) Capital stock issued or issuable to an entity as a component of any bona fide business relationship with such entity also involving a material marketing, distribution, product development, supply and/or technology licensing arrangement approved by at least 66 2/3% of the members of the Board of Directors of the Corporation;

(9) Shares of Series E Preferred Stock issued or issuable pursuant to the Series E Preferred Stock and Warrant Purchase Agreement dated June 23, 2008, as amended and restated on or about March 24, 2009, as may be further amended from time to time, and shares of Series E Preferred Stock and Common Stock issuable upon the exercise of warrants issued pursuant to such Series E Preferred Stock and Warrant Purchase Agreement, as amended and restated;

(10) Shares of Preferred Stock or Common Stock issuable upon conversion and/or exercise of convertible promissory notes, warrants or other rights to acquire securities issued pursuant to that certain Secured Convertible Note and Warrant Purchase Agreement dated on or about August 25, 2009; and

(11) Shares of Common Stock issued or issuable with the approval and waiver of any applicable anti-dilution adjustment under Section 4(d)(i) to which the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock may otherwise be entitled, which approval and waiver is signed by the holders of at least a majority of the then outstanding shares of each applicable series of Preferred Stock.

(C) No Fractional Adjustments. No adjustment of the Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the value of any consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)) if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Prices pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Prices above the Conversion Prices in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents being determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a Liquidation Transaction provided for in Section 2 and other than a dividend, subdivision, or combination provided for elsewhere in this Section 4) provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall thereafter be entitled to receive, upon conversion of such Preferred Stock, the number of shares of stock or the amount and kind of other securities or property of the Corporation or otherwise, to which a holder of the Common Stock deliverable upon conversion of all such shares of Preferred Stock would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The Corporation shall pay the fair value of any fractional shares resulting from the conversion of any share or shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Series Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock in cash. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this certificate.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given on the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) the third business day after any such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question, matter or proposal upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(a) The holders of Preferred Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation (the “Preferred Directors”). The election of the two directors by the holders of Preferred Stock shall occur at the annual meeting of holders of Common Stock or any special meeting of holders of Preferred Stock called by holders of a majority of the outstanding shares of Preferred Stock, or by the written consent of all such holders. If a person elected by the holders of Preferred Stock to serve as a Preferred Director should cease to be a director of the Corporation for any reason, the vacancy shall only be filled by the vote or written consent of holders of a majority of the outstanding shares of Preferred Stock; provided, however, that if the election is to fill a vacancy created by removal of a Preferred Director, the vacancy shall only be filled by the unanimous written consent of the holders of the outstanding shares of Preferred Stock or pursuant to a duly called meeting at which the holders of at least a majority of the outstanding shares of Preferred Stock affirmatively vote in favor of the election of such director to fill such vacancy.

(b) The holders of Common Stock, voting as a separate class, shall be entitled to elect one director of the Corporation (the “Common Director”). The election of the director by the Common Stock shall occur at the annual meeting of holders of Common Stock or any special meeting of holders of Common Stock called by holders of a majority of the outstanding shares of Common Stock, or by the written consent of all such holders. If a person elected by the holders of Common Stock to serve as a Common Director should cease to be a director of the Corporation for any reason, the vacancy shall only be filled by the vote or written consent of holders of a majority of the outstanding shares of Common Stock; provided, however, that if the election is to fill a vacancy created by removal of a Common Director, the vacancy shall only be filled by the unanimous written consent of the holders of the outstanding shares of Common Stock or pursuant to a duly called meeting at which the holders of at least a majority of the outstanding shares of Common Stock affirmatively vote in favor of the election of such director to fill such vacancy.

(c) Any remaining directors authorized by the Corporation’s Bylaws shall be elected by the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class.

6. Protective Provisions.

(a) So long as at least 2,000,000 shares of Preferred Stock are outstanding (as adjusted for Adjustment Events), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together as a class:

(1) authorize, designate or issue (through recapitalization or otherwise), or obligate itself to issue, any new equity security, including any security (other than Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock) convertible into or exercisable for any new equity security, having a preference over, or being on a parity with, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock with respect to voting, dividend, conversion, or liquidation preference rights than are afforded the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, or having ratchet or more narrow weighted average conversion price adjustments or redemption rights;

(2) enter into any Liquidation Transaction;

(3) effect any recapitalization, reorganization, liquidation, dissolution, bankruptcy or winding up of the Corporation;

(4) amend any stock option plan, stock purchase plan or other agreement for the issuance of Common Stock to employees, consultants or directors of the Corporation, including increasing the number of shares reserved under such plan or agreement to more than an aggregate of 47,688,969 shares;

(5) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(6) notwithstanding Section 3.2 of the Bylaws of the Corporation, increase or decrease the authorized number of members of the Corporation’s Board of Directors as set forth in such Bylaws;

(7) sell any material asset of the Corporation without the approval of at least 66 2/3% of the members of the Board of Directors of the Corporation;

(8) sell, transfer, grant or license any material part of the Corporation’s intellectual property, other than pursuant to limited licenses that are incidental to sales of the Corporation’s products in the ordinary course of business or non-exclusive licenses in the ordinary course of business, without the approval of at least 66 2/3% of the members of the Board of Directors of the Corporation;

(9) declare, pay or set aside a dividend on or make any other distribution, directly or indirectly, on any class or series of the Corporation’s capital stock;

(10) effect any material change in the Corporation’s business as presently conducted, unless such change is approved by at least 66 2/3% of the members of the Board of Directors of the Corporation;

(11) amend or repeal any provision of, or add any provision to, the Certificate or Bylaws if such action would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Preferred Stock, or any series thereof; provided that such an alteration shall be deemed to have occurred if the Corporation enters into a recapitalization, merger or other transaction that converts the Preferred Stock, or any series thereof, into or exchanges the Preferred Stock, or any series thereof, for another security or securities so that after the transaction the security or securities to be held by the former holders of Preferred Stock, or any series thereof, would contain rights, preferences, restrictions or privileges that are less favorable than the rights of the Preferred Stock, or any series thereof, or that are less favorable when considered in comparison with changes, if any, that would be made to the rights, preferences, restrictions or privileges of other classes or series of stock of the Corporation outstanding prior to such transaction, or the rights, preferences, restrictions or privileges of the security or securities into which or for which such other classes or series of stock are to be converted or exchanged;

(12) repayment of any debts or other obligations, except (i) expense reimbursements and other payables in the ordinary course of business or (ii) obligations to financial institutions or lessors in connection with bona fide commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(13) enter into any transaction with an affiliate of the Corporation or with any stockholder of the Corporation, other than pursuant to employment relationships established in the ordinary course of business, without the approval of at least 66 2/3% of the members of the Board of Directors of the Corporation;

(14) change the Company’s legal counsel or auditors, without the approval of at least 66 2/3% of the members of the Board of Directors of the Corporation;

(15) issue over $2,000,000 of debt securities; or

(16) amend this Section 6(a).

(b) So long as at least 1,000,000 shares of Series A Preferred Stock are outstanding (as adjusted for Adjustment Events), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class:

(1) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series; provided that such an alteration shall be deemed to have occurred if the Corporation enters into a recapitalization, merger or other transaction that converts the Series A Preferred Stock into or exchanges the Series A Preferred Stock for another security or securities so that after the transaction the security or securities to be held by the former holders of Series A Preferred Stock would contain rights, preferences, restrictions or privileges that are less favorable than the rights of the Series A Preferred Stock, or that are less favorable when considered in comparison with changes, if any, that would be made to the rights, preferences, restrictions or privileges of other classes or series of stock of the Corporation outstanding prior to such transaction, or the rights, preferences, restrictions or privileges of the security or securities into which or for which such other classes or series of stock are to be converted or exchanged; or

(2) amend this Section 6(b).

(c) So long as at least 1,000,000 shares of Series B Preferred Stock are outstanding (as adjusted for Adjustment Events), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single class:

(1) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series; provided that such an alteration shall be deemed to have occurred if the Corporation enters into a recapitalization, merger or other transaction that converts the Series B Preferred Stock into or exchanges the Series B Preferred Stock for another security or securities so that after the transaction the security or securities to be held by the former holders of Series B Preferred Stock would contain rights, preferences, restrictions or privileges that are less favorable than the rights of the Series B Preferred Stock, or that are less favorable when considered in comparison with changes, if any, that would be made to the rights, preferences, restrictions or privileges of other classes or series of stock of the Corporation outstanding prior to such transaction, or the rights, preferences, restrictions or privileges of the security or securities into which or for which such other classes or series of stock are to be converted or exchanged; or

(2) amend this Section 6(c).

(d) So long as at least 1,000,000 shares of Series C Preferred Stock are outstanding (as adjusted for Adjustment Events), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a single class:

(1) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares of such series; provided that such an alteration shall be deemed to have occurred if the Corporation enters into a recapitalization, merger or other transaction that converts the Series C Preferred Stock into or exchanges the Series C Preferred Stock for another security or securities so that after the transaction the security or securities to be held by the former holders of Series C Preferred Stock would contain rights, preferences, restrictions or privileges that are less favorable than the rights of the Series C Preferred Stock, or that are less favorable when considered in comparison with changes, if any, that would be made to the rights, preferences, restrictions or privileges of other classes or series of stock of the Corporation outstanding prior to such transaction, or the rights, preferences, restrictions or privileges of the security or securities into which or for which such other classes or series of stock are to be converted or exchanged; or

(2) amend this Section 6(d).

(e) So long as at least 1,000,000 shares of Series D Preferred Stock are outstanding (as adjusted for Adjustment Events), then in addition to such approval of the Series D Preferred Stock, voting as a single class, that may be required by the California Corporations Code, the Corporation shall not:

(1) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares of such series; provided that such an alteration shall be deemed to have occurred if the Corporation enters into a recapitalization, merger or other transaction that converts the Series D Preferred Stock into or exchanges the Series D Preferred Stock for another security or securities so that after the transaction the security or securities to be held by the former holders of Series D Preferred Stock would contain rights, preferences, restrictions or privileges that are less favorable than the rights of the Series D Preferred Stock, or that are less favorable when considered in comparison with changes, if any, that would be made to the rights, preferences, restrictions or privileges of other classes or series of stock of the Corporation outstanding prior to such transaction, or the rights, preferences, restrictions or privileges of the security or securities into which or for which such other classes or series of stock are to be converted or exchanged, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single class;

(2) alter, repeal or change the rights, preferences, restrictions or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares of such series in a manner that is different and disproportionate in economic effect in relation to the shares of the Series C Preferred Stock; provided that such an alteration shall be deemed to have occurred if the Corporation enters into a recapitalization, merger or other transaction that converts the Series D Preferred Stock into or exchanges the Series D Preferred Stock for another security or securities so that after the transaction the security or securities to be held by the former holders of Series D Preferred Stock would contain rights, preferences, restrictions or privileges that are disproportionately less favorable when considered in comparison with changes that would be made to the corresponding rights, preferences, restrictions or privileges of the Series C Preferred Stock outstanding prior to such transaction, or the rights, preferences, restrictions or privileges of the security or securities into which or for which the Series C Preferred Stock are to be converted or exchanged, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series D Preferred Stock, voting together as a single class; or

(3) amend this Section 6(e) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series D Preferred Stock, voting together as a single class.

(f) So long as at least 1,000,000 shares of Series E Preferred Stock are outstanding (as adjusted for Adjustment Events), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting together as a single class:

(1) amend (including by way of merger, recapitalization, reorganization or otherwise) the Certificate or Bylaws of the corporation so as to affect the shares of Series E Preferred Stock adversely and in a manner different that the other series of Preferred Stock;

(2) authorize, designate or issue (through recapitalization or otherwise), or obligate itself to issue any new equity security, including any security convertible into or exercisable for any new equity security, having a preference over, or being on a parity with, the Series E Preferred Stock with respect to voting, dividend, conversion, or liquidation preference rights than are afforded the Series E Preferred Stock, or having ratchet or more narrow weighted average conversion price adjustments or redemption rights;

(3) amend this Section 6(f).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. Repurchase of Shares. In connection with repurchases by the Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

The name and mailing address of the incorporator are as follows:

James V. McCanna

iWatt Inc.

675 Campbell Technology Parkway

Suite 150

Campbell, CA 95008

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VIII

To the fullest extent permitted by the Delaware General Company Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Company Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Company Law, as so amended.

The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify, to the extent permitted by the Delaware General Company Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, as the sole incorporator of the Company, have signed this Certificate of Incorporation on May 9, 2012.

/s/ James V. McCanna
James V. McCanna
Incorporator